UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 5

(Name of Issuer)
Software Spectrum, Inc.

(Title of Class of Securities)
Common Stock

(CUSIP Number)
833960107

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 707,854

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
707,854

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
16.4%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 837,854

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
837,854

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
19.6%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Michael J. Seaman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 8,500
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 8,500
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,500

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0.2%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Gregg J. Powers

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 600
SHARED VOTING POWER 4,300
SOLE DISPOSITIVE POWER 600
SHARED DISPOSITIVE POWER 4,300

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,900

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0.1%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 130,000

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
130,000

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY OWNED
3.0%

TYPE OF REPORTING PERSON
IA

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Software Spectrum, Inc.
(b)Address of Issuer:  2140 Merritt Drive, Garland, TX  75041

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  33940
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  833960107

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2



                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2) *Bruce S. Sherman
     3) *Michael J. Seaman
     4) *Gregg J. Powers
     5)  SPS Partners, L.P.

(c)Citizenship
     1)  Florida
     2)  U.S.
     3)  U.S.
     4)  U.S.
     5)  Maryland

Item 4.
(a) Amount Beneficially Owned
     1) 707,854
     2) 837,854
     3) 8,500
     4) 4,900
     5) 130,000

(b) Percent of Class
     1)  16.4%
     2)  19.6%
     3)  0.2%
     4)  0.1%
     5)  3.0%


(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  0
         2)  0
         3)  8,500
         4)  4,300
         5)  0



   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0
         4)  600
         5)  0



   (iii) sole power to dispose or to direct the disposition of
         1)  0
         2)  0
         3)  8,500
         4)  4,300
         5)  0



   (iv)  shared power to dispose or to direct the disposition of
         1)  707,854
         2)  837,854
         3)  0
         4)  600
         5)  130,000

*Bruce S. Sherman is President of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Sherman is also the Managing General Partner of SPS Partners, LP ("SPS") which act as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"), and exercises shared dispositive power with respect to those shares. Messrs. Seaman and Powers are employee of PCM or affiliates therof and they (i) do not exercise sole or shared dispositive or voting powers with respect to shares held by PCM or SPS, (ii) disclaim beneficial ownership of shares held by Mr. Sherman, PCM and SPS, and (iii) disclaim, along with Mr. Sherman, the existence of a group.


Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999




_____________________________________
Bruce S. Sherman
President of Private Capital Management, Inc.




_____________________________________
Bruce S. Sherman
Managing Director of SPS Partners, LLC




_____________________________________
Bruce S. Sherman
Individually




_____________________________________
Michael J. Seaman
Individually





______________________________________
Gregg J. Powers
Individually